Exhibit 99.1

For more information, contact:
David Flanery
Chief Financial Officer
502-261-4753

PAPA JOHN’S REPORTS
THIRD QUARTER EARNINGS

Company considering additional franchise support initiatives

Highlights
•	Third quarter earnings per diluted share of $0.28 in 2008 vs. $0.16 in 2007 and year-to-date earnings per diluted share of $0.84 in 2008 vs. $0.82 in 2007
•	Third quarter results include a loss of $0.09 per diluted share primarily associated with the anticipated divestiture of 63 restaurants in the fourth quarter
•
Comparable third quarter earnings per diluted share, excluding the consolidation of BIBP, the finalization of certain income tax issues and the loss on divestiture of company-owned restaurants, were $0.28 in 2008 vs. $0.32 in 2007, a decrease of 12.5%

•	Comparable year-to-date earnings per diluted share, excluding the items indicated above, were $1.20 in 2008 vs. $1.16 in 2007, an increase of 3.4%
•	Domestic system-wide comparable sales increase of 1.7% for the quarter and 1.9% year-to-date
•	47 net Papa John’s worldwide unit openings during the quarter and 109 year-to-date

Louisville, Kentucky (November 4, 2008) - Papa John’s International, Inc. (NASDAQ: PZZA) today announced revenues of $280.0 million for the third quarter of 2008, representing an increase of 6.6% from revenues of $262.8 million for the same period in 2007. Net income for the third quarter of 2008 was $7.7 million, or $0.28 per diluted share (including after-tax income of $1.8 million, or $0.07 per diluted share, from the consolidation of the results of the franchisee-owned cheese purchasing company, BIBP Commodities, Inc. (“BIBP”), a variable interest entity, and a gain of $500,000, or $0.02 per diluted share, from the finalization of certain income tax issues), compared to 2007 third quarter net income of $4.8 million, or $0.16 per diluted share (including a net loss of approximately $7.0 million, or $0.23 per diluted share, from the consolidation of BIBP and a gain of $2.4 million, or $0.08 per diluted share, from the finalization of certain income tax issues). The third-quarter 2008 results include a pre-tax loss of $3.9 million ($2.4 million on an after-tax basis, or $0.09 per diluted share) from the anticipated divestiture of 63 company-owned restaurants primarily located in three markets and the closing of three restaurants. Subsequent to the third quarter, we closed on the sale of 26 of the restaurants and expect to divest the remaining 37 restaurants during the fourth quarter of 2008 (see Refranchising Initiative Update for additional information). The third quarter 2007 results included a pre-tax loss of $500,000 ($300,000 on an after-tax basis, or $0.01 per diluted share) from the planned divestiture of company-owned restaurants.

Revenues were $852.4 million for the nine months ended September 28, 2008, representing an increase of 9.3% from revenues of $779.7 million for the same period in 2007. Net income for the nine months ended September 28, 2008 was $24.0 million, or $0.84 per diluted share (including a net loss of $7.4 million, or $0.27 per diluted share, from the consolidation of BIBP and a gain of $500,000 or $0.02 per diluted share, from the previously mentioned finalization of certain income tax issues). Net income for the corresponding nine months in 2007 was $25.0 million, or $0.82 per diluted share (including an after-tax loss of $12.5 million, or $0.41 per diluted share, from the consolidation of BIBP and a gain of $2.4 million, or $0.08 per diluted share from the previously mentioned finalization of certain income tax issues). The results for the nine-month periods of 2008 and 2007 include losses of $5.1 million and $500,000, respectively, associated with the previously mentioned planned divestiture of company-owned restaurants ($3.2 million on an after-tax basis, or $0.11 per diluted share in 2008 and $300,000 on an after-tax basis, or $0.01 per diluted share in 2007).

Non-GAAP Measures

The financial information we present in this press release excluding the impact of the consolidation of BIBP, the finalization of certain income tax issues and the loss recorded on the divestiture of company-owned restaurants, are not measures that are defined in accordance with accounting principles generally accepted in the United States (“GAAP”). These non-GAAP measures should not be construed as a substitute for or a better indicator of the company’s performance than the company’s GAAP measures. Management believes the financial information excluding the impact of the consolidation of the above-mentioned items is important for purposes of comparison to prior periods and development of future projections and earnings growth prospects. Management analyzes the company’s business performance and trends excluding the impact of these items because they are not indicative of the principal operating activities of the company. In addition, annual cash bonuses, and certain long-term incentive programs for various levels of management, are based on financial measures that exclude BIBP and income tax issues. Management believes these non-GAAP measures provide management and investors with a more consistent view of performance than the closest GAAP equivalent. Management compensates for this by using these measures in combination with the GAAP measures. The presentation of the non-GAAP measures in this press release is made alongside the most directly comparable GAAP measures.

The company has provided the table below to reconcile the financial results we present in this press release excluding the impact of the above-mentioned items on our GAAP financial measures.

	Three Months Ended		Nine Months Ended
	Sept. 28,	Sept. 30,	Sept. 28,	Sept. 30,
(In thousands, except per share amounts)	2008	2007	2008	2007

Pre-tax income, as reported	$11,554	$3,839	$37,341	$35,662
(Gain) loss from BIBP cheese purchasing entity	(2,826)	10,707	11,427	19,370
Restaurant closure, impairment and disposition losses	3,928	500	5,071	500
Pre-tax income, excluding noted items	$12,656	$15,046	$53,839	$55,532

Net income, as reported	$7,747	$4,827	$24,020	$24,991
(Gain) loss from BIBP cheese purchasing entity	(1,837)	6,959	7,427	12,504
Restaurant closure, impairment and disposition losses	2,443	322	3,220	319
Gain from finalization of certain income tax issues	(481)	(2,415)	(481)	(2,415)
Net income, excluding noted items	$7,872	$9,693	$34,186	$35,399

Earnings per diluted share, as reported	$0.28	$0.16	$0.84	$0.82
(Gain) loss from BIBP cheese purchasing entity	(0.07)	0.23	0.27	0.41
Restaurant closure, impairment and disposition losses	0.09	0.01	0.11	0.01
Gain from finalization of certain income tax issues	(0.02)	(0.08)	(0.02)	(0.08)
Earnings per diluted share, excluding noted items	$0.28	$0.32	$1.20	$1.16

Cash flow from operations, as reported			$47,573	$47,177
BIBP cheese purchasing entity			11,427	19,370
Cash flow from operations, excluding BIBP			$59,000	$66,547

"As with many restaurant and retail brands, we saw a slowdown in our sales starting in September that we believe was largely related to declining consumer sentiment,” commented Papa John’s president and chief executive officer, Nigel Travis. “While this trend continues in the current quarter, we believe in the strength of the Papa John’s brand to weather this storm as evidenced by our domestic store growth versus the competition and the continuation of strong international performance during the quarter. We are evaluating specific plans to provide incremental support to our franchisees in order to mitigate unit closings and enable us to gain market share in the pizza category.”

Revenues Comparison

Revenues were $280.0 million for the third quarter of 2008, an increase of $17.3 million, or 6.6%, over the corresponding 2007 period. The increase in revenues for the third quarter of 2008 was principally due to the following:

•
Domestic company-owned restaurant revenues increased $4.1 million or 3.2%, reflecting an increase in comparable sales results of 1.9% and a 1.0% increase in equivalent units. The increase in equivalent units is due to the acquisition of restaurants from franchisees during the third quarter of 2007.

•
Franchise royalties increased $1.2 million or 9.3%, primarily due to the increase in royalty rate from 4.0% to 4.25% for the majority of domestic franchise restaurants effective at the beginning of 2008 and a 1.6% increase in comparable sales.

•
Domestic commissaries revenues increased $11.1 million or 11.3%, due to increases in the prices of certain commodities, primarily cheese and wheat. The commissary charges a fixed dollar mark-up on its cost of cheese, and cheese cost is based upon the BIBP block price, which increased from $1.50 per pound in the third quarter of 2007 to $2.04 per pound in the third quarter of 2008, or a 36% increase. The cost of wheat, as measured on domestic commodity markets, increased approximately 20% in the third quarter of 2008, as compared to the corresponding 2007 period.

•	International revenues increased $2.5 million or 32.6%, reflecting the increase in both the number and average unit volumes of our company-owned and franchised restaurants over the past year.
•	Other sales decreased $1.4 million or 9.0%, primarily due to reduced volumes at our print and promotions operations.

For the nine-month period ending September 28, 2008, revenues increased $72.8 million, or 9.3%, principally due to the reasons mentioned above.

Operating Results and Cash Flow

Operating Results

Our pre-tax income for the third quarter of 2008 was $11.6 million, compared to $3.8 million for the corresponding period in 2007. For the nine months ended September 28, 2008, pre-tax income was $37.3 million compared to $35.7 million for the corresponding period of 2007. Excluding the impact of the consolidation of BIBP and the impact of the planned divestitures of company-owned restaurants, third quarter 2008 pre-tax income was $12.7 million, a decrease of $2.4 million or 15.9%, from the 2007 comparable results of $15.0 million, and pre-tax income for the nine months ended September 28, 2008 was $53.8 million, a decrease of $1.7 million, or 3.1%, from the 2007 comparable results. An analysis of the changes in pre-tax income for the three- and nine-month periods ended September 28, 2008, respectively (excluding the consolidation of BIBP), are summarized as follows (analyzed on a segment basis -- see the Summary Financial Data table that follows for the reconciliation of segment income to consolidated income below):

•
Domestic Company-owned Restaurant Segment. Domestic company-owned restaurants’ operating income decreased $4.6 million and $5.4 million for the three- and nine-month periods ended September 28, 2008, respectively, comprised of the following:

	Three Months Ended			Nine Months Ended
	Sept. 28,	Sept. 30,	Increase	Sept. 28,	Sept. 30,	Increase
	2008	2007	(Decrease)	2008	2007	(Decrease)

Recurring operations	$2,861	$3,993	$(1,132)	$18,959	$19,149	$(190)
Loss on disposition of restaurants *	(3,928)	(500)	(3,428)	(5,071)	(500)	(4,571)
Gain on lease termination	-	-	-	-	594	(594)
Total segment operating income (loss)	$(1,067)	$3,493	$(4,560)	$13,888	$19,243	$(5,355)

*See further discussion in the Refranchising Initiative Update section.

Domestic company-owned restaurants’ income from recurring operations decreased approximately $1.1 million and $200,000 for the three- and nine-month periods ended September 28, 2008, respectively, as compared to the same periods in 2007. The decreases were primarily the result of the significant rise in commodity costs during the three- and nine-month periods ended September 28, 2008, partially offset by the fixed cost leverage associated with increases of 1.9% and 2.7% in comparable sales for the three- and nine-month periods ended September 28, 2008, respectively. Restaurant operating margin on an external basis, excluding the impact of the consolidation of BIBP, decreased as a percentage of sales 1.9% and 1.4% for the three- and nine-month periods ended September 28, 2008, respectively.

•
Domestic Commissary Segment. Domestic commissaries’ operating income decreased approximately $3.5 million and $5.4 million for the three- and nine-month periods ended September 28, 2008, respectively, reflecting a decline in sales volumes, increases in distribution costs due to higher fuel prices and a reduction in gross margin resulting from increases in the cost of certain commodities that were not passed along via price increases to domestic restaurants.

•
Domestic Franchising Segment. Domestic franchise sales for the third quarter of 2008 increased 4.3% to $367.6 million from $352.6 million for the same period in 2007 and increased 2.7% to $1.122 billion for the nine months ended September 28, 2008, from $1.093 billion for the same period in 2007, primarily resulting from increases of 1.6% in comparable sales for both the three- and nine-month periods. Domestic franchising operating income increased approximately $1.0 million to $12.6 million for the three months ended September 28, 2008, from $11.6 million in the prior comparable period and increased $3.4 million to $40.2 million for the nine-month period ended September 28, 2008, from $36.7 million in the prior comparable period. The increases for both the three- and nine-month periods were primarily the result of the 0.25% increase in our royalty rate implemented at the beginning of 2008 (the royalty rate for the majority of domestic franchisees is 4.25% in 2008 as compared to 4.0% in 2007). Our equivalent franchise units increased slightly for both the three- and nine-month periods as compared to the same periods of the prior year.

•
International Segment. The international segment reported operating losses of $1.2 million and $4.5 million for the three and nine months ended September 28, 2008, respectively, compared to losses of $2.0 million and $6.4 million, respectively, in the same periods of the prior year. The improvements of $800,000 and $1.9 million in operating results in the three- and nine-month periods, respectively, reflect leverage on the international organizational structure from increased revenues due to growth in the number of units and unit volumes.

•
All Others Segment. The operating income for the “All others” reporting segment decreased approximately $300,000 for the three months ended September 28, 2008 and increased $1.5 million for the nine months ended September 28, 2008, as compared to the corresponding 2007 periods. The decline in operating results for the three months ended September 2008 was due to lower sales from our print and promotions subsidiary, Preferred Marketing Solutions, Inc. (Preferred Marketing). The increase for the nine-month period ended September 28, 2008 was primarily due to an increase in sales for Preferred Marketing during the first six months of the year and an increase in sales from our online operations on a year-to-date basis.

•
Unallocated Corporate Segment. Unallocated corporate expenses decreased approximately $800,000 for the three months ended September 28, 2008 and increased $1.7 million for the nine months ended September 28, 2008, as compared to the corresponding periods of the prior year. The components of the unallocated corporate expenses were as follows (in thousands):

	Three Months Ended			Nine Months Ended
	Sept. 28,	Sept. 30,	Increase	Sept. 28,	Sept. 30,	Increase
	2008	2007	(decrease)	2008	2007	(decrease)

General and administrative	$5,150	$6,297	$(1,147)	$17,346	$15,586	$1,760
Net interest	1,286	1,583	(297)	3,644	4,281	(637)
Depreciation	2,016	1,677	339	5,753	4,990	763
Contributions to the Marketing Fund	75	-	75	225	400	(175)
Other expense (income)	(4)	(188)	184	(82)	(107)	25
Total unallocated corporate expenses	$8,523	$9,369	$(846)	$26,886	$25,150	$1,736

The decrease of $1.1 million in general and administrative costs for the three months ended September 28, 2008 was primarily due to a reduction in the expected payments under certain cash and equity-based compensation programs. The increase in general and administrative expenses for the nine months ended September 28, 2008, as compared to the corresponding 2007 period, is due to the inclusion in the 2007 results of an adjustment of approximately $1.2 million for awards forfeited by our Founder Chairman due to a change in status from an employee director of the company to a non-employee director. Additionally, an increase in certain employee benefit costs during 2008, including health insurance, and severance-related costs impacted the year-over-year comparison.

During the third quarter of 2008 and 2007, the company recorded a reduction in its customary income tax expense of $500,000 and $2.4 million, respectively, due to the finalization of certain income tax issues. The effective income tax rate was 35.7% for the nine months ended September 28, 2008, compared to 29.9% in the corresponding 2007 period (35.5% and 31.9% for the nine-month periods in 2008 and 2007, respectively, excluding BIBP).

Cash Flow

Cash flow from operations was $47.6 million for the first nine months of 2008 as compared to $47.2 million for the comparable period in 2007. The consolidation of BIBP decreased cash flow from operations by approximately $11.4 million and $19.4 million in the first nine months of 2008 and 2007, respectively. Excluding the impact of the consolidation of BIBP, cash flow from operations was $59.0 million in the first nine months of 2008, as compared to $66.5 million in the corresponding 2007 period. The $7.5 million decrease was primarily due to a decrease in net income and a decline in working capital, including accounts receivable, accrued expenses and accounts payable.

Form 10-Q Filing

See the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of our quarterly Form 10-Q filed with the Securities and Exchange Commission for additional information concerning our operating results and cash flow for the three- and nine-month periods ended September 28, 2008.

Domestic Comparable Sales and Unit Count

Domestic system-wide comparable sales for the third quarter of 2008 increased 1.7% (comprised of a 1.9% increase at company-owned restaurants and a 1.6% increase at franchised restaurants). Domestic system-wide comparable sales for the nine months ended September 28, 2008 increased 1.9% (comprised of a 2.7% increase at company-owned restaurants and a 1.6% increase at franchised restaurants). The comparable sales percentage represents the change in year-over-year sales for the same base of restaurants for the same calendar period.

During the third quarter of 2008, 25 domestic franchised restaurants were opened and 17 domestic restaurants were closed (three company-owned and 14 franchised). On a year-to-date basis, 80 domestic restaurants were opened (nine company-owned and 71 franchised) and 63 restaurants were closed (nine company-owned and 54 franchised). Our total domestic development pipeline as of September 28, 2008 included approximately 350 restaurants scheduled to open over the next ten years.

At September 28, 2008, there were 3,317 domestic and international Papa John’s restaurants (670 company-owned and 2,647 franchised) operating in all 50 states and 29 countries. The company-owned unit count includes 127 restaurants operated in majority-owned domestic joint venture arrangements, the operating results of which are fully consolidated into the company’s results.

International Update

Highlights:

•
During the third quarter of 2008, 42 international restaurants were opened (four company-owned and 38 franchised) while three restaurants were closed (one company-owned and two franchised). In the first nine months of 2008, 102 international restaurants were opened (nine company-owned and 93 franchised) while ten restaurants were closed (two company-owned and eight franchised).

•
International franchise sales increased 28.4% to $57.0 million in the third quarter of 2008, from $44.4 million in the prior year comparable quarter and 30.5% to $164.6 million for the nine months ended September 28, 2008, from $126.2 million in the prior year comparable period.

•	During the quarter, we opened our first franchised restaurant in Istanbul, Turkey.

As of September 28, 2008, the company had a total of 540 restaurants operating internationally (21 company-owned and 519 franchised), of which 180 were located in Korea and China and 112 were located in the United Kingdom and Ireland. Our total international development pipeline as of September 28, 2008 included approximately 1,000 restaurants scheduled to open over the next ten years.

Refranchising Initiative Update

In early 2008, the company announced the implementation of a formal refranchising initiative, the goal of which is to increase the percentage of franchised units in the domestic restaurant portfolio over time. The company's goal is to reduce the percentage of domestic-owned company units to below 20% in the next few years (23.4% at September 28, 2008).

During the third quarter we entered into four agreements to sell a total of 26 company-owned restaurants to franchisees. These transactions were completed early in the fourth quarter. Total consideration for the sale of the restaurants was $2.5 million, consisting of cash proceeds of $1.1 million and notes financed by Papa John’s for $1.4 million. In addition, the company has entered into a preliminary agreement to sell 37 company-owned restaurants to a franchisee, which is expected to be finalized during the fourth quarter. The sale of the 37 restaurants is subject to the completion of certain due diligence procedures and finalization of certain commercial terms. Given the current credit environment, we will provide 100% of the financing for the transaction, with our expectation that the buyer, an existing Papa John’s franchisee, will obtain third-party financing at a future date when the credit markets have stabilized. For the transactions for which we provide significant financing, as defined under FIN 46, we will include the operating results of those franchise entities in the Papa John’s financial statements, even though we have no ownership interest in the franchise entities.

The annual revenues for the above-mentioned 63 restaurants approximate $38 million. In connection with the divestiture, or anticipated divestiture, of these 63 restaurants, including the closure of three restaurants in one market, we recorded pre-tax losses of $3.9 million and $5.1 million for the three and nine months ended September 28, 2008, respectively.

Share Repurchase Activity

In August 2008, the company’s board of directors authorized the repurchase of an additional $50.0 million of common stock through the end of 2009. The company repurchased approximately 629,000 shares of its common stock at an average price of $27.62 per share, or a total of $17.4 million, during the third quarter of 2008, and 1.4 million shares of its common stock at an average price of $26.95 per share, or a total of $37.7 million, during the first nine months of 2008. A total of 209,000 and 259,000 shares of common stock were issued upon the exercise of stock options for the three- and nine-month periods ended September 28, 2008, respectively. In September, the company terminated its previously announced trading plan under Rule 10b5-1 in response to market conditions. The company retains the ability to repurchase shares on a discretionary basis through the end of 2009 pursuant to the current remaining authorization of $62.3 million at October 29, 2008.

There were 28.0 million diluted weighted average shares outstanding for the third quarter of 2008, as compared to 30.0 million for the same period in 2007, a 6.8% decrease. Approximately 27.9 million actual shares of the company’s common stock were outstanding as of September 28, 2008.

The company’s share repurchase activity increased earnings per diluted share, excluding the impact of the consolidation of BIBP, by $0.01 for the nine months ended September 28, 2008 (none in the third quarter).

2008 Earnings Guidance Updated; Additional Franchise Support Initiatives Being Considered

The company previously announced 2008 earnings per diluted share guidance, excluding the impact of the consolidation of BIBP, in the range of $1.68 to $1.76 for the year. On a year-to-date basis, excluding the impact of BIBP and other noted items (as outlined in the “Non-GAAP Measures” section), the company’s EPS for the first nine months of 2008 is $1.20.

Consistent with pizza category trends, we experienced a decline in domestic comparable sales and transactions during September and October as consumers have reduced discretionary spending in reaction to the recent financial events. Some franchisees, or prospective franchisees, are experiencing difficulty in obtaining financing from commercial banks for working capital or development purposes. In addition, our franchisees continue to face pressures on operating margins related to increased commodity and labor costs.

In light of these conditions, we are considering various options to assist our domestic franchisees through this difficult period. One initiative which has been implemented to provide short-term margin pressure relief is the modification of the BIBP pricing formula for the last two months of 2008. The modified formula will result in domestic restaurants paying the expected futures spot market price for cheese plus an interest carry cost, which is approximately $0.28 per pound less than the standard formula price and is estimated to reduce food costs approximately 1.4% for the last two months of 2008. The implementation of certain other financial assistance options being considered could reduce our 2008 EPS below the previously issued guidance of $1.68 to $1.76 per share and have a negative impact on our 2009 earnings. We believe any such short-term actions would produce long-term shareholder benefits by mitigating potential unit closures.

We are in the process of evaluating the need for such assistance given the recent fluctuations in sales and commodity cost trends and, accordingly, have not finalized any decisions concerning the form of, the amount or the timing of financial assistance for the franchise system, including whether to extend the BIBP pricing formula modification into 2009. Accordingly, we are presently forecasting full-year earnings per diluted share near the $1.68 low end of the previously announced range. We will formally update our 2008 guidance if the finalization of our assistance plans results in a significant change in our forecasted 2008 EPS.

As a result of the recent sales trends, we project that full-year domestic comparable sales will be near or below the low end of our previously stated range of 1.25% to 2.75%. In addition, as noted in our August update, we expect worldwide unit growth will more likely be near the low end of our range of 160 to 190 units due to the possibility of reduced unit openings and / or increased unit closings.

Forward-Looking Statements

Certain information contained in this quarterly report, particularly information regarding future financial performance and plans and objectives of management, is forward-looking. Certain factors could cause actual results to differ materially from those expressed in forward-looking statements. These factors include, but are not limited to: changes in pricing or other marketing or promotional strategies by competitors which may adversely affect sales; new product and concept developments by food industry competitors; the ability of the company and its franchisees to meet planned growth targets and operate new and existing restaurants profitably; general economic conditions and its impact on consumer buying habits; increases in or sustained high costs of food ingredients and other commodities, paper, utilities, fuel, employee compensation and benefits, insurance and similar costs; the ability of the company to pass along such increases in or sustained high costs to franchisees; the ability to obtain ingredients from alternative suppliers, if needed; health- or disease-related disruptions or consumer concerns about commodities supplies; the selection and availability of suitable restaurant locations; negotiation of suitable lease or financing terms; constraints on permitting and construction of restaurants; local governmental agencies’ restrictions on the sale of certain food products; higher-than-anticipated construction costs; the hiring, training and retention of management and other personnel; changes in consumer taste, demographic trends, traffic patterns and the type, number and location of competing restaurants; franchisee relations; the uncertainties associated with litigation; the possibility of impairment charges if Papa John’s UK (“PJUK”) or recently acquired restaurants perform below our expectations; our PJUK operations remain contingently liable for payment under certain lease arrangements with a total value of approximately $10.0 million associated with the sold Perfect Pizza operations; federal and state laws governing such matters as wages, benefits, working conditions, citizenship requirements and overtime, including legislation to further increase the federal and state minimum wage; and labor shortages in various markets resulting in higher required wage rates. In recent months, the credit markets have experienced instability. Certain franchisees, or prospective franchisees, may experience difficulty in obtaining adequate financing and thus our growth strategy and franchise revenues may be adversely affected. The above factors might be especially harmful to the financial viability of franchisees or company-owned operations in under-penetrated or emerging markets, leading to greater unit closings than anticipated. Increases in projected claims losses for the company’s self-insured coverage or within the captive franchise insurance program could have a significant impact on our operating results. Additionally, domestic franchisees are only required to purchase seasoned sauce and dough from our quality control centers (“QC Centers”) and changes in purchasing practices by domestic franchisees could adversely affect the financial results of our QC Centers, including the recoverability of the BIBP cheese purchasing entity deficit. Our international operations are subject to additional factors, including political and health conditions in the countries in which the company or its franchisees operate; currency regulations and fluctuations; differing business and social cultures and consumer preferences; diverse government regulations and structures; ability to source high-quality ingredients and other commodities in a cost-effective manner; and differing interpretation of the obligations established in franchise agreements with international franchisees. See “Part II. Item 1A. - Risk Factors” of the Quarterly Report on Form 10-Q for the quarterly period ended September 28, 2008 and “Part I. Item 1A. - Risk Factors” of the Annual Report on Form 10-K for the fiscal year ended December 30, 2007 for additional factors.

Conference Call

A conference call is scheduled for November 5, 2008 at 10:00 a.m. Eastern time to review third quarter earnings results. The call can be accessed from the company’s web page at www.papajohns.com in a listen-only mode, or dial 800-487-2662 (pass code 32147469) for participation in the question and answer session. International participants may dial 706-679-8452 (pass code 32147469).

The conference call will be available for replay, including downloadable podcast, beginning November 5, 2008, at approximately noon through November 12, 2008, at midnight Eastern time. The replay can be accessed from the company’s web page at www.papajohns.com or by dialing 800-642-1687 (pass code 32147469). International participants may dial 706-645-9291 (pass code 32147469).

Summary Financial Data
Papa John's International, Inc.
(Unaudited)

	Three Months Ended		Nine Months Ended
	Sept. 28,	Sept. 30,	Sept. 28,	Sept. 30,
(In thousands, except per share amounts)	2008	2007	2008	2007

Revenues	$280,028	$262,775	$852,441	$779,655

Income before income taxes *	$11,554	$3,839	$37,341	$35,662

Net income	$7,747	$4,827	$24,020	$24,991

Earnings per share - assuming dilution	$0.28	$0.16	$0.84	$0.82

Weighted average shares outstanding - assuming dilution	27,984	30,027	28,478	30,435

EBITDA (1)	$21,881	$13,418	$67,325	$63,236

*The following is a summary of our income (loss) before income taxes (in thousands):

	Three Months Ended		Nine Months Ended
	Sept. 28,	Sept. 30,	Sept. 28,	Sept. 30,
	2008	2007	2008	2007

Domestic company-owned restaurants (A)	$(1,067)	$3,493	$13,888	$19,243
Domestic commissaries	6,142	9,661	22,199	27,592
Domestic franchising	12,599	11,629	40,166	36,737
International	(1,193)	(2,022)	(4,452)	(6,374)
All others	1,039	1,321	5,557	4,045
Unallocated corporate expenses	(8,523)	(9,369)	(26,886)	(25,150)
Elimination of intersegment profits	(269)	(167)	(1,704)	(1,061)
Income before income taxes, excluding VIEs	8,728	14,546	48,768	55,032
VIEs, primarily BIBP (2)	2,826	(10,707)	(11,427)	(19,370)
Total income before income taxes	$11,554	$3,839	$37,341	$35,662

(A)
Includes pre-tax losses of $3.9 million and $5.1 million in the three and nine months ended September 28, 2008, respectively, and pre-tax losses of $500,000 in both the three and nine months ended September 30, 2007, associated with the planned divestiture or closing of company-owned restaurants.

Summary Financial Data (continued)
Papa John's International, Inc.
(Unaudited)

The following is a reconciliation of EBITDA to net income (in thousands):

	Three Months Ended		Nine Months Ended
	Sept. 28,	Sept. 30,	Sept. 28,	Sept. 30,
	2008	2007	2008	2007

EBITDA (1)	$21,881	$13,418	$67,325	$63,236
Income tax (expense) benefit	(3,807)	988	(13,321)	(10,671)
Net interest	(1,737)	(1,668)	(4,984)	(4,179)
Depreciation and amortization	(8,590)	(7,911)	(25,000)	(23,395)
Net income	$7,747	$4,827	$24,020	$24,991

(1)
Management considers EBITDA to be a meaningful indicator of operating performance from operations before depreciation, amortization, net interest and income taxes. EBITDA provides us with an understanding of one aspect of earnings before the impact of investing and financing transactions and income taxes. While EBITDA should not be construed as a substitute for net income or a better indicator of liquidity than cash flows from operating activities, which are determined in accordance with accounting principles generally accepted in the United States (“GAAP”), it is included herein to provide additional information with respect to the ability of the company to meet its future debt service, capital expenditure and working capital requirements. EBITDA is not necessarily a measure of the company’s ability to fund its cash needs and it excludes components that are significant in understanding and assessing our results of operations and cash flows. In addition, EBITDA is not a term defined by GAAP and as a result our measure of EBITDA might not be comparable to similarly titled measures used by other companies. The above EBITDA calculation includes the operating results of BIBP Commodities, Inc., a variable interest entity.

(2)
BIBP generated operating income of $2.8 million in the third quarter of 2008, which was composed of income associated with cheese sold to domestic company-owned restaurants and franchise restaurants of $800,000 and $2.6 million, respectively, partially offset by interest expense on outstanding debt with a third-party bank and Papa John’s. For the third quarter of 2007, BIBP reported an operating loss of $10.7 million, which was primarily composed of losses associated with cheese sold to domestic company-owned restaurants and franchise restaurants of $2.6 million and $7.9 million, respectively. The remainder of the loss was primarily composed of interest expense on outstanding debt with a third-party bank.

BIBP incurred an operating loss of $11.4 million for the nine months ended September 28, 2008, which was primarily composed of losses associated with cheese sold to domestic company-owned restaurants and franchise restaurants of $2.4 million and $7.3 million, respectively. The remainder of the 2008 loss was primarily composed of interest expense on outstanding debt with a third-party bank and Papa John’s. For the nine months ended September 30, 2007, BIBP reported operating losses of $19.4 million, which was primarily composed of losses associated with cheese sold to domestic company-owned restaurants and franchise restaurants of $5.0 million and $14.0 million, respectively. The remainder of the 2007 loss was primarily composed of interest expense on outstanding debt with a third-party bank.

* * * *
For more information about the company, please visit www.papajohns.com.

Papa John's International, Inc. and Subsidiaries
Consolidated Statements of Income

	Three Months Ended		Nine Months Ended
	September 28, 2008	September 30, 2007	September 28, 2008	September 30, 2007
(In thousands, except per share amounts)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Domestic:
Company-owned restaurant sales	$130,662	$126,610	$403,332	$368,287
Variable interest entities restaurant sales	2,014	1,862	6,293	5,151
Franchise royalties	14,378	13,158	44,582	41,356
Franchise and development fees	194	602	1,361	1,905
Commissary sales	108,804	97,753	321,172	294,176
Other sales	13,643	14,995	46,922	46,841
International:
Royalties and franchise and development fees	3,326	2,514	9,454	7,185
Restaurant and commissary sales	7,007	5,281	19,325	14,754
Total revenues	280,028	262,775	852,441	779,655

Costs and expenses:
Domestic Company-owned restaurant expenses:
Cost of sales	29,750	28,950	92,125	79,867
Salaries and benefits	39,069	38,369	120,679	111,241
Advertising and related costs	12,123	12,998	36,733	35,060
Occupancy costs	9,516	8,652	26,527	23,461
Other operating expenses	18,203	17,330	54,582	50,134
Total domestic Company-owned restaurant expenses	108,661	106,299	330,646	299,763

Variable interest entities restaurant expenses	1,765	1,566	5,545	4,297

Domestic commissary and other expenses:
Cost of sales	91,891	81,006	271,873	243,725
Salaries and benefits	8,728	8,692	26,820	26,496
Other operating expenses	12,428	10,915	36,072	33,060
Total domestic commissary and other expenses	113,047	100,613	334,765	303,281

(Income) loss from the franchise cheese-purchasing
program, net of minority interest	(2,587)	7,854	7,335	14,032
International operating expenses	6,200	4,557	17,358	13,021
General and administrative expenses	26,170	27,282	80,621	77,903
Minority interests and other general expenses	4,891	1,186	8,846	4,122
Depreciation and amortization	8,590	7,911	25,000	23,395
Total costs and expenses	266,737	257,268	810,116	739,814

Operating income	13,291	5,507	42,325	39,841
Net interest	(1,737)	(1,668)	(4,984)	(4,179)
Income before income taxes	11,554	3,839	37,341	35,662
Income tax expense	3,807	(988)	13,321	10,671
Net income	$7,747	$4,827	$24,020	$24,991

Basic earnings per common share	$0.28	$0.16	$0.85	$0.83
Earnings per common share - assuming dilution	$0.28	$0.16	$0.84	$0.82

Basic weighted average shares outstanding	27,787	29,708	28,286	29,942
Diluted weighted average shares outstanding	27,984	30,027	28,478	30,435

Papa John's International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	September 28,	December 30,
	2008	2007
	(Unaudited)	(Note)
(In thousands)

Assets
Current assets:
Cash and cash equivalents	$12,678	$8,877
Accounts receivable	22,808	22,539
Inventories	16,910	18,806
Prepaid expenses	7,261	10,711
Other current assets	5,721	5,581
Assets held for sale	12,041	-
Deferred income taxes	8,581	7,147
Total current assets	86,000	73,661

Investments	614	825
Net property and equipment	190,666	198,957
Notes receivable	10,902	11,804
Deferred income taxes	16,394	12,384
Goodwill	76,730	86,505
Other assets	16,459	17,681
Total assets	$397,765	$401,817

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$29,414	$31,157
Income and other taxes	7,509	10,866
Accrued expenses	52,905	56,466
Current portion of debt	9,000	8,700
Total current liabilities	98,828	107,189

Unearned franchise and development fees	6,190	6,284
Long-term debt, net of current portion	145,085	134,006
Other long-term liabilities	26,410	27,435
Total liabilities	276,513	274,914

Total stockholders' equity	121,252	126,903
Total liabilities and stockholders' equity	$397,765	$401,817

Note:
The balance sheet at December 30, 2007 has been derived from the audited consolidated financial statements at that date, but does not include all information and footnotes required by accounting principles generally accepted in the United States for a complete set of financial statements.

Papa John's International, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	Nine Months Ended
(In thousands)	September 28, 2008	September 30, 2007
	(Unaudited)	(Unaudited)
Operating activities
Net income	$24,020	$24,991
Adjustments to reconcile net income to net cash provided by
operating activities:
Restaurant closure, impairment and disposition losses	5,071	500
Provision for uncollectible accounts and notes receivable	1,896	1,204
Depreciation and amortization	25,000	23,395
Deferred income taxes	(5,373)	(10,315)
Stock-based compensation expense	2,997	3,807
Excess tax benefit related to exercise of non-qualified stock options	(770)	(3,047)
Other	1,094	3,618
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(2,036)	1,633
Inventories	1,896	4,099
Prepaid expenses	3,450	1,529
Other current assets	109	2,329
Other assets and liabilities	(1,359)	(2,514)
Accounts payable	(1,744)	295
Income and other taxes	(3,357)	(3,404)
Accrued expenses	(3,227)	(511)
Unearned franchise and development fees	(94)	(432)
Net cash provided by operating activities	47,573	47,177

Investing activities
Purchase of property and equipment	(24,021)	(23,091)
Purchase of investments	(632)	-
Proceeds from sale or maturity of investments	843	732
Loans issued	(925)	(5,966)
Loan repayments	1,469	5,839
Acquisitions	(100)	(24,983)
Proceeds from divestitures of restaurants	-	632
Other	206	30
Net cash used in investing activities	(23,160)	(46,807)

Financing activities
Net proceeds from line of credit facility	11,000	28,000
Net proceeds from short-term debt - variable interest entities	300	13,875
Excess tax benefit related to exercise of non-qualified stock options	770	3,047
Proceeds from exercise of stock options	4,617	10,790
Acquisition of Company common stock	(37,659)	(61,943)
Other	402	862
Net cash used in financing activities	(20,570)	(5,369)

Effect of exchange rate changes on cash and cash equivalents	(42)	98
Change in cash and cash equivalents	3,801	(4,901)
Cash and cash equivalents at beginning of period	8,877	12,979

Cash and cash equivalents at end of period	$12,678	$8,078

Restaurant Progression
Papa John's International, Inc.

	Third Quarter Ended September 28, 2008
	Corporate		Franchised
	Domestic	Int'l	Domestic	Int'l	Total
Papa John's restaurants
Beginning of period	652	18	2,117	483	3,270
Opened	-	4	25	38	67
Closed	(3)	(1)	(14)	(2)	(20)
Acquired	-	-	-	-	-
Sold	-	-	-	-	-
End of Period	649	21	2,128	519	3,317

	Third Quarter Ended September 30, 2007
	Corporate		Franchised
	Domestic	Int'l	Domestic	Int'l	Total
Papa John's restaurants
Beginning of period	606	8	2,096	380	3,090
Opened	2	1	36	28	67
Closed	(1)	-	(12)	(5)	(18)
Acquired	42	2	-	-	44
Sold	-	-	(42)	(2)	(44)
End of Period	649	11	2,078	401	3,139

Restaurant Progression
Papa John's International, Inc.

	Nine Months Ended September 28, 2008
	Corporate		Franchised
	Domestic	Int'l	Domestic	Int'l	Total
Papa John's restaurants
Beginning of period	648	14	2,112	434	3,208
Opened	9	9	71	93	182
Closed	(9)	(2)	(54)	(8)	(73)
Acquired	1	-	-	-	1
Sold	-	-	(1)	-	(1)
End of Period	649	21	2,128	519	3,317

	Nine Months Ended September 30, 2007
	Corporate		Franchised
	Domestic	Int'l	Domestic	Int'l	Total
Papa John's restaurants
Beginning of period	577	11	2,080	347	3,015
Opened	15	1	96	64	176
Closed	(3)	-	(38)	(11)	(52)
Acquired	61	2	1	3	67
Sold	(1)	(3)	(61)	(2)	(67)
End of Period	649	11	2,078	401	3,139